Exhibit 5

                               AVENTIS LETTERHEAD

December 2, 2002

Aventis
Strasbourg, France

Re:   Aventis Stock Option Plan 2002

Gentlemen:

I have acted as Head of Corporate Law of Aventis (the "Company") in connection with the registration with the Securities and Exchange Commission on Form S-8 of Ordinary Shares, nominal value (euro) 3.82 per share, of the Company (the "Shares"), that will be issuable upon exercise of options granted under the above-referenced plan (the "Plan"). In connection with such registration, I have reviewed the proceedings of the Board of Management of the Company relating to the registration and proposed issuance of the Shares, the Articles of Association of the Company and all amendments thereto, and such other documents and matters as I have deemed necessary to the rendering of the following opinion.

Based upon that review, it is my opinion that the Shares, when issued in conformance with the terms and conditions of the Plan, will be legally issued, fully paid, and nonassessable under the laws of France.

I consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares.

                                           Very truly yours,

                                           /s/  BRUNO ANGRAND
                                           --------------------------------
                                           BRUNO ANGRAND


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